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Exhibit 99.2

Consent of Andrew M. Leitch

        STR Holdings (New) LLC and/or STR Holdings, Inc. has filed or will file a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the initial public offering of common stock of STR Holdings, Inc. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of STR Holdings, Inc. in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: September 30, 2009	/s/ ANDREW M. LEITCH
Andrew M. Leitch

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  Exhibit 99.2